EXHIBIT 99.1

Item 6.	Selected Financial Data

      The following selected financial data as of and for the years ended December 29, 2002, December 30, 2001, December 31, 2000, December 26, 1999 and December 27, 1998 have been derived from the audited Consolidated Financial Statements of the Company. This data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Consolidated Financial Statements of the Company and notes thereto included elsewhere in this Annual Report on Form 10-K.

	2002	2001	2000	1999	1998

	(In thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Net sales	$145,470	$109,792	$147,760	$129,744	$123,072
Cost of sales	76,627	57,627	101,113	94,157	81,242

GROSS PROFIT	68,843	52,165	46,647	35,587	41,830
Selling, general and administrative expenses	37,974	23,521	21,777	17,340	13,545
Research and development	5,628	1,665	710	701	1,403
Amortization of intangibles	952	1,516	2,527	4,522	2,805
Special charges (credits), net	3,228	61	(414)	33,969	—

OPERATING INCOME (LOSS)	21,061	25,402	22,047	(20,945)	24,077
Other income, net	(1)	(45)	(151)	(9)	(109)
Interest (income) expense, net	(398)	(1,139)	1,233	543	(846)

Income (loss) before income taxes	21,460	26,586	20,965	(21,479)	25,032
Provision (benefit) for income taxes	7,511	9,494	8,048	(6,017)	8,687

NET INCOME (LOSS)	$13,949	$17,092	$12,917	$(15,462)	$16,345

NET INCOME (LOSS) PER COMMON SHARE — BASIC:
Net income (loss)	$0.57	$0.72	$0.57	$(0.65)	$0.68

NET INCOME (LOSS) PER COMMON SHARE — DILUTED:
Net income (loss)	$0.56	$0.70	$0.56	$(0.65)	$0.63

WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING:
Basic	24,357	23,749	22,815	23,617	24,001

Diluted	24,837	24,439	23,283	23,617	25,942

BALANCE SHEET DATA:
Working capital	$65,468	$55,156	$56,790	$50,172	$56,164
Total assets	191,165	175,338	131,495	156,898	147,331
Long-term debt, less current maturities	39	1,451	—	30,000	878
Stockholders’ equity	170,370	152,475	118,707	103,224	129,009